Exhibit 5.3

CLIFFORD CHANCE 2-4 PLACE DE PARIS B.P. 1147 L-1011 LUXEMBOURG GRAND-DUCHÉ DE LUXEMBOURG TEL +352 48 50 50 1 FAX +352 48 13 85 www.cliffordchance.com

CLIFFORD CHANCE OPINION LETTER

(LUXEMBOURG LAW)

GUARANTEE PROVIDED BY THE NIELSEN

COMPANY (LUXEMBOURG) S.À R.L. IN RELATION

TO USD 800,000,000 4.500% SENIOR NOTES DUE

2020 ISSUED BY NIELSEN FINANCE LLC AND

NIELSEN FINANCE CO.

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Our reference: 55-4007522 Claudie.Grisius@cliffordchance.com

To: Nielsen Finance LLC Nielsen Finance Co. 85 Broad Street New York, New York 10004	19 June 2013

Together the “Addressees” or the “Issuers”

Dear Sirs

Guarantee provided by The Nielsen Company (Luxembourg) S.à r.l. in relation to USD 800,000,000 4.500% Senior Notes due 2020 issued by Nielsen Finance LLC and Nielsen Finance Co.

We have acted as Luxembourg legal advisers of The Nielsen Company (Luxembourg) S.à r.l. (the “Luxembourg Guarantor”) in relation to the filing of the Form S-4 Registration Statement by the Issuers with the SEC in connection with the offer to exchange the current USD 800,000,000 4.500% Senior Notes due 2020 (together the “Current Notes” and each individually a “Current Note”), which were issued by the Issuers on 2 October 2012 pursuant to the Indenture and guaranteed by the Guarantors (which includes, for the avoidance of doubt, the Luxembourg Guarantor) in accordance with article 10 thereof, with new notes (the “Exchange Notes”) to be issued under the existing Indenture with the same terms and conditions as the Current Notes (the “Transaction”).

1.	INTRODUCTION

1.1	Document

The opinions given in this opinion letter (the “Opinion Letter”) relate to the following document entered into in connection with the Transaction (the “Transaction Document”):

1.1.1	an executed copy of an indenture dated 2 October 2012 in relation to the issuance by the Issuers of the Current Notes entered into by and between the Issuers, the Guarantors (as such term is defined therein and which includes, for the avoidance of doubt, the Luxembourg Guarantor) and the Trustee, whereby pursuant to article 10 thereof the Guarantors, jointly and severally, unconditionally granted to each Holder of a Current Note authenticated and delivered by the Trustee and to the Trustee, and its successors and assigns, a guarantee with respect to the payment of principal, interest, premium and Additional Interest on the Current Notes (the “Indenture”).

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1.2	Defined terms and Interpretation

Terms defined in the Transaction Document shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3	Legal review

We have not reviewed any documents other than the Transaction Document and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Document or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

1.4	Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Document governed by or subject to a law other than Luxembourg law under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Transaction Document under such laws. Accordingly, our review of the Transaction Document (other than any documents governed by Luxembourg law) has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

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The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5	Assumptions and reservations

The opinions given in this Opinion Letter are given on the basis of our understanding of the terms of the Transaction Document and the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

The Luxembourg Guarantor is a company incorporated and existing in Luxembourg as a private limited liability company (société à responsabilité limitée).

2.2	Capacity and Authorisation

2.2.1	The Luxembourg Guarantor has the capacity and power to enter into of the Transaction Document and to perform its obligations under the Transaction Document.

2.2.2	All necessary corporate action has been taken to enable the Luxembourg Guarantor validly to enter into and to perform their obligations under the Transaction Document.

2.3	Due execution

The Transaction Document has been executed on behalf of the Luxembourg Guarantor by two of its Authorised Signatories and thus the Luxembourg Guarantor has validly executed the Transaction Document to which it is a party.

2.4	No conflict

Neither the execution nor the delivery by the Luxembourg Guarantor of the Transaction Document nor the performance by the Luxembourg Guarantor of its obligations under the Transaction Document constitute a violation of its Constitutional Documents and the provisions of the Law on Commercial Companies applicable to it.

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2.5	Legal, valid, binding and enforceable obligations

The obligations expressed to be assumed by the Luxembourg Guarantor in the Transaction Document would, if analysed by a Luxembourg court in proceedings commenced in Luxembourg, be recognised by a Luxembourg court as its legal, valid and binding obligations, enforceable in accordance with their terms.

3.	NO INSOLVENCY PROCEEDINGS

According to the Negative Certificate, no Judicial Decision opening Judicial Proceedings (including in particular bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings) against the Luxembourg Guarantor has been registered with the RCS on the date stated therein. The Negative Certificate does not indicate whether a Judicial Decision has been taken or Judicial Proceedings have been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Judicial Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Negative Certificate is not conclusive as to the opening and existence or not of Judicial Decisions or Judicial Proceedings and should not be relied upon as such. The Negative Certificate does, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

4.	SCOPE OF OPINION

We have not been responsible for advising any party to the Transaction other than the Luxembourg Guarantor and the delivery of this Opinion Letter to any person other than the Luxembourg Guarantor does not evidence an existence of any such advisory duty on our behalf to such person.

We express no opinion as to any taxation matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Document or the Transaction other than as mentioned in paragraph 2.10 (Registration and documentary duties) or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Document or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them.

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This Opinion Letter does not contain any undertaking to update it or to inform the Addressees of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

5.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to and is solely for the benefit of the Addressees.

As this Opinion Letter is furnished by us in connection with the filing of the registration statement and we hereby consent to the filing of this opinion as an exhibit to the Form S–4 Registration Statement of the Issuers filed with the SEC and to the references to us in the registration statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulation of the SEC thereunder; and, except as provided in the immediately preceding sentence, may not be (in whole or in part) used, copied, circulated or relied upon by any party or for any other purpose without our written consent.

Yours faithfully,

CLIFFORD CHANCE

/s/ Claudie Grisius
Claudie Grisius

Avocat à la Cour

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SCHEDULE 1

DEFINITIONS

“Authorised Signatories” means the persons defined as such under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Board Resolutions” means the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Constitutional Documents” means the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 of Schedule 3 (Documents).

“Excerpt” means the excerpt listed under the headings Excerpt in paragraph 2 of Schedule 3 (Documents).

“Form S-4 Registration Statement” means the registration statement on Form S-4 filed by the Issuers with the SEC in relation to the Exchange Notes.

“Issuers” means Nielsen Finance LLC and Nielsen Finance Co.

“Judicial Decision” means any judicial decision opening Judicial Proceedings.

“Judicial Proceedings” means one of the judicial proceedings referred to in article 13, items 2 to 11 of the RCS Law, including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Lugano Convention” means the Lugano Convention of 30 October 2007 on jurisdiction and enforcement of judgments in civil and commercial matters.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Negative Certificate” means all negative certificates listed under the heading Negative Certificates in paragraph 2 of Schedule 3 (Documents).

“Other Party” means each party to the Transaction Document other than the Luxembourg Guarantor.

“Parties” means all of the parties to the Transaction Document.

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“RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“Regulation 1346/2000” means Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Regulation 44/2001” means Council Regulation (EC) No 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters.

“Rome I Regulation” means Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

“Rome II Regulation” means Council Regulation (EC) No 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations.

“SEC” means the United States Securities and Exchange Commission.

“Trustee” means Law Debenture Trust Company of New York.

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SCHEDULE 2

LUXEMBOURG GUARANTOR

The Nielsen Company (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg with a share capital of USD 16,433.75, having its registered office at 65, Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 155.591.

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SCHEDULE 3

DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.	TRANSACTION AND ANCILLARY DOCUMENTS

(a)	An executed copy of the Transaction Document.

2.	CORPORATE DOCUMENTS

(a)	Constitutional Documents

A copy of its coordinated articles of association dated 22 December 2010.

(b)	Board Resolutions

A copy of the minutes of the meeting of its board of managers held on 27 September 2012 and during which its board of managers has adopted resolutions approving and ratifying the terms of the Transaction Document and authorising each Manager and any of Harris Black, and/or James Cuminale, and/or Michael Elias, each acting individually (the “Authorised Signatories”) to execute the Transaction Document on its behalf.

(c)	Excerpt

An excerpt from the RCS dated 19 June 2013.

(d)	Negative Certificate

A certificate from the RCS dated 19 June 2013 stating that as of 18 June 2013, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which the Luxembourg Guarantor would be subject to Judicial Proceedings.

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SCHEDULE 4

ASSUMPTIONS

The opinions expressed in this Opinion Letter have been made on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transactions Document has been entered into and for any time period in between such dates.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	Any document listed in Schedule 3 (Documents) has been duly executed on the date specified in that document by all parties to it.

(c)	The Transaction Document has been executed in the form of the execution copies reviewed by us.

2.	OTHER PARTIES

(a)	Each Other Party is duly incorporated or organised and validly existing.

(b)	Each Other Party has validly entered into the Transaction Document to which it is a party.

3.	FOREIGN LAWS

(a)	All obligations under the Transaction Document are valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), most notably the expressed governing law, and the choice of such governing law is valid and enforceable as a matter of that governing law and all other laws (other than, but only to the extent opined upon herein, Luxembourg law), and there is no provision of the laws of any relevant jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would have a bearing on the foregoing.

(b)	All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Document under the laws of any jurisdiction other than Luxembourg have been duly fulfilled, performed and effected.

(c)	There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

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4.	CORPORATE MATTERS

(a)	There have been no amendments to the Constitutional Documents.

(b)	The Excerpt is true, accurate and up to date both on the date of this Opinion and on the date on which the Board Resolutions have been adopted.

(c)	The Negative Certificate is correct and up-to-date and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(d)	The Board Resolutions have been validly taken and all statements made therein are true, accurate and up-to-date.

(e)	The Board Resolutions have not been amended or rescinded and are in full force and effect.

(f)	The Luxembourg Guarantor is not subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law.

(g)	The place of the central administration (siège de l’administration centrale) and the centre of main interests of the Luxembourg Guarantor is located at its registered office (siège statutaire) in Luxembourg and the Luxembourg Guarantor does not have an establishment outside Luxembourg (each such terms as defined respectively in the Regulation 1346/2000 or domestic Luxembourg law).

(h)	There is no abuse of trust or abuse of corporate assets in connection with the Transaction Document.

(i)	The entry into, the execution of and the performance under the Transaction Document is in the corporate interest of the Luxembourg Guarantor.

(j)	The Parties entered into the Transaction Document with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

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5.	NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes any of the Transaction Document.

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SCHEDULE 5

RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

The rights and obligations of the Parties under the Transaction Document may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally. In particular, but without limitation, it is to be noted that:

(a)	during a gestion contrôlée (controlled management) procedure under the Grand-Ducal decree dated 24 May 1935 on the procedure of gestion contrôlée, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management and may be affected thereafter by any reorganisation order given by the competent court. Furthermore, declarations of default and subsequent acceleration (such as an acceleration upon the occurrence of an event of default) will not be enforceable against reorganisation or liquidation orders given by a court, subject in each case to any exceptions established under Regulation 1346/2000 where applicable;

(b)	the effects of Luxembourg insolvency proceedings opened over the Luxembourg Guarantor by a Luxembourg court would apply to all assets wherever situated, including assets located or deemed to be located outside Luxembourg, (except insofar Regulation 1346/2000 establishes any exceptions) and as a matter of Luxembourg law, the Luxembourg bankruptcy receiver appointed by the Luxembourg court would be empowered to take control over all assets of the Luxembourg Guarantor wherever situated, including property located abroad, upon the conditions and to the extent provided for under Luxembourg insolvency laws and, with respect to the scope of Regulation 1346/2000, upon the terms thereof;

(c)	the powers of any receivers appointed by virtue of any of the Transaction Document would not be recognised by Luxembourg courts; and

(d)	any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Luxembourg Guarantor (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Luxembourg Guarantor’s bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Luxembourg Guarantor entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances).

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2.	ENFORCEABILITY OF CLAIMS

(a)	The rights and obligations of the Parties under the Transaction Document may be limited by general principles of criminal law, including but not limited to criminal freezing orders.

(b)	Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(c)	Rights may not be exercised in an abusive manner, and a Party may be denied the right to invoke a contractual right if so doing was abusive.

(d)	Specific creditors benefit from privileged rights by virtue of Luxembourg law and may take precedence over the rights of other secured or unsecured creditors. For instance, the Luxembourg tax authorities, the Luxembourg social security institutions and the salaried employees benefit from a general privilege over movables in relation to specific claims determined by law; this general privilege in principle takes precedence over the privilege of any other secured creditors.

(e)	The remuneration of an agent or intermediary may be subject to review and reduction by a Luxembourg court if considered excessive in light of the circumstances.

(f)	Whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against any party in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro.

(g)	A contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy.

(h)	Limitation of liability clauses will not be enforceable in case of willful default or gross negligence, or where the obligation that has been improperly performed was the central obligation (obligation essentielle) of the person protected by the limitation of liability clause.

(i)	Insofar as the laws of Luxembourg are concerned, provisions in the Transaction Document relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective, as well as to ensure the transfer of any security interests attaching to the rights or obligations to be transferred or assigned.

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(j)	The enforcement of the Transaction Document and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. The enforcement of rights and obligations in an action before the Luxembourg courts is subject to Luxembourg rules of civil and commercial procedure.

(k)	Provisions of the Transaction Document providing for interest being payable in specified circumstances on due and payable interest may not be enforceable against a Luxembourg Guarantor before a Luxembourg court even if they are valid under the respective governing law.

(l)	Claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim.

(m)	We express no opinion on the validity or enforceability of waivers granted for future rights or claims.

(n)	Any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by or on behalf of the Luxembourg Guarantor may as a matter of Luxembourg law (which a court may also apply to powers granted by the Luxembourg Guarantor under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

(o)	The right of a party to recover attorney’s fees or other fees relating to the exercise or defence of its rights may be subject to limitations or may not be enforceable in accordance with its terms before a Luxembourg court or in Luxembourg court or enforcement proceedings.

(p)	Luxembourg courts may refuse to recognise the validity and enforceability of the powers of any receiver appointed by virtue of any of the Transaction Document or of any action taken by such receiver on behalf of the Luxembourg Guarantor.

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(q)	Non-petition clauses will not be recognized as valid and enforceable. According to Belgian legal writing, to which Luxembourg courts may turn for the analysis of the validity of non-petition covenants in the framework of the (potential) opening of Luxembourg insolvency proceedings, non-petition covenants could be considered null and void as being contrary to principles of public policy. There is currently no published case-law on this point under Luxembourg law.

3.	TAXATION

In case of court proceedings in a Luxembourg court, or the presentation of the Transaction Document to an autorité constituée in Luxembourg, such court or autorité constituée may require registration of the Transaction Document or any agreements referred to therein, in which case such agreements and any agreement referred to therein will be subject to (depending on the nature of the agreements) ad valorem (such as for instance a registration duty of 0.24% calculated on the amounts mentioned in those agreements) or fixed (such as for instance a fixed duty of 12€ for a pledge) registration duties, such duties being payable by the party being ordered to register them.

4.	CORPORATE MATTERS

By application of Article 203 of the Law on Commercial Companies, a company not respecting any provision of Luxembourg criminal law or the Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.

5.	GOVERNING LAW

(a)	The Luxembourg courts would not apply a chosen foreign law if:

(i)	the choice was not made bona fide, or

(ii)	the foreign law was not pleaded and proved, or

(iii)	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order.

(b)	A Luxembourg court may refuse to apply the chosen governing law in the following cases:

(i)	where all other elements relevant to the situation at the time that the Transaction Document was entered into are located in a country other than the country of the chosen governing law, to the extent the parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply;

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(ii)	if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Transaction Document have to be or have been performed, render the performance of the Transaction Document unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application;

(iii)	regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place; or

(iv)	if a party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 1346/2000.

(c)	We express no opinion on any choice of law provisions in the Transaction Document relating to contractual obligations that do not fall within the scope of the Rome I Regulation and to non-contractual obligations that do not fall within the scope of the Rome II Regulation.

(d)	The determination of the governing law and the recognition of trusts by Luxembourg courts (whether or not one or more elements of the trust relationship or trust assets are located in Luxembourg) will be made in accordance with the Convention dated 1 July 1985 on the law applicable to trusts and their recognition (ratified by a law dated 27 July 2003 on trusts and fiduciary contracts) (the “Hague Trusts Convention”), to the extent the relevant trust comes within the scope thereof. The law chosen by the parties will in principle be recognised as governing law, and the effects of the trust (in particular the segregation of trust assets) will be recognised in accordance with the Hague Trusts Convention, subject to the exceptions established therein, including the non-recognition of the chosen governing law if the situation has a closer link with another jurisdiction which does not recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in Article 15 of the Hague Trusts Convention and the general exception of public order. In relation to the provision of any Transaction Document providing that a Luxembourg Guarantor shall hold on trust a certain assets received, the non-recognition of the trust under Luxembourg law would cause the purported beneficiaries to only have an unsecured claim against the Luxembourg Guarantor, which claim will rank pari passu with the claims of other unsecured creditors of the Luxembourg Guarantor.

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6.	JURISDICTION

(a)	A Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere.

(b)	Designation of jurisdiction of courts in the interest of one Party or one group of Parties only will not prevent those parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

(c)	Jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims.

(d)	A final judgment (each, a “New York Judgement”) obtained in any New York State court or U.S. Federal court sitting in the State of New York (each, a “New York Court”) will be recognised and enforced by the courts of Luxembourg in accordance with general provisions of Luxembourg procedural law for the enforcement of foreign judgments originating from countries which are not bound by the Regulation 44/2001 or which are not signatories to the Brussels or the Lugano Convention on jurisdiction and the enforcement of judgments in civil and commercial matters. Pursuant to such rules, an enforceable judgment rendered by any New York Court based on contract would not directly be enforceable in Luxembourg. However, a party who obtains a judgment in a New York Court may initiate enforcement proceedings in Luxembourg (exequatur), by requesting enforcement of the New York Judgement from the District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the New Luxembourg Code of Civil Procedure (nouveau code de procedure civile). The District Court will authorise the enforcement in Luxembourg of the New York Judgement, without re-examination of the merits, if it is satisfied that the following conditions are met:

(i)	the New York Judgement is enforceable (exécutoire) in New York;

(ii)	the jurisdiction of the New York Court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. federal or State jurisdiction rules;

(iii)	the New York Court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

(iv)	the principles of natural justice have been complied with; and

(v)	the New York Judgement does not contravene Luxembourg international public policy.

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7.	OTHER MATTERS

(a)	A contractual provision allowing the service of process against the Luxembourg Guarantor or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Luxembourg Guarantor in accordance with applicable laws at their registered office. A provision allowing any other party to appoint a replacement process agent instead of the Luxembourg Guarantor would most likely not be enforceable in or the effects thereof recognised by a Luxembourg court.

(b)	We express no opinion on any notification obligation to the Banque Centrale de Luxembourg for statistical purposes which may arise from any payments under the Transaction Document.

(c)	The admissibility as evidence of the Transaction Document before a Luxembourg court or public authority to which the Transaction Document is produced will require that the Transaction Document be accompanied by a complete or partial translation into French or German and a Luxembourg court may always require that the parties produce the original of a Transaction Document on the basis of which a claim is made.

(d)	A discretion established in favour of one party by any of the Transaction Document will have to be exercised in a reasonable manner.

(e)	With respect to provisions under which determination of circumstances or certification by any party is stated or implied to be conclusive and binding upon each of the Luxembourg Guarantor, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and may nevertheless request a party to provide further evidence.

(f)	All rights and obligations arising under the Transaction Document involving (i) the government of any country which is currently the subject of United Nations, the European Union or any other applicable sanctions (an “Affected Country”), (ii) any person or body resident in, incorporated in or constituted under the laws of any Affected Country, (iii) any person or body controlled by any of the foregoing, (iv) any person or body exercising public functions in any Affected Country or (v) any person or body being itself subject of United Nations, the European Union or any other applicable sanctions may be subject to restrictions pursuant to such sanctions as implemented in Luxembourg law.

(g)	A severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause.

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